Exhibit 23.1






                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Regent Assisted Living, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Regent Assisted Living, Inc. to register 200,000 shares of common stock of Regent Assisted Living, Inc. of our report dated February 13, 1998, except as to note 11, which is as of March 27, 1998, relating to the consolidated balance sheet of Regent Assisted Living, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 Annual Report on Form 10-KSB of Regent Assisted Living, Inc., as amended by Form 10-KSB/A.




                                       KPMG PEAT MARWICK LLP

Portland, Oregon
August 7, 1998